Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS FINANCIAL RESULTS FOR 2021

DALTON, GEORGIA (March 10, 2022) -- The Dixie Group, Inc. (NASDAQ: DXYN) today reported financial results for the year ended December 25, 2021.

•Net sales for the fiscal year of 2021 were $341 million, or 36% above the net sales of $251 million in the fiscal year of 2020, as adjusted for the divestiture of the commercial business.
•The net income for the fiscal year end 2021 was $1.6 million with a $5.2 million income from continuing operations.
•As the result of the inflationary impact on inventory costs, our LIFO reserve for inventory increased by $16.2 million in 2021; more than doubling the reserve balance at the end of fiscal year 2020.
•Despite rising costs in 2021, we were able to reduce our total debt at fiscal year-end December 25, 2021 to the lowest fiscal year end level since 2011.

For the year 2021, net sales from continuing operations for the Company were $341,247,000 as compared to $250,869,000 in the year 2020. The financial information reported for 2020 has been presented to reflect the results adjusted for the divestiture of the commercial business. The net income on the year 2021 was $1,616,000 compared to a net loss of $9,208,000 in the previous year. Income from continuing operations for the fiscal year 2021 was $5,153,000 compared to a loss of $9,823,000 in the COVID impacted year of 2020. Net sales in the fourth quarter of 2021 were $89,225,000 compared to $75,515,000 in the fourth quarter of the prior year. The net loss on the fourth quarter of 2021 was $6,138,000 with a loss of $3,949,000 from continuing operations. This compares to a loss of $317,000 in the fourth quarter of 2020 with a loss of $154,000 from continuing operations. The loss in the fourth quarter of 2021 was heavily impacted by a deferral of income to the LIFO reserve as the result of the inflationary impact on inventory costs.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “During 2021, we were impacted by three major events in addition to the challenging industry conditions.

In mid-April, we were the target of a ransomware attack that at first brought our operations and communications to a halt. Fortunately, we were not totally compromised and over several weeks, we were able to restore order entry, operations and shipping first on a limited basis then to a more normal level. We did, however, lose a significant amount of data and programs which has continued to impact the timeliness of getting administrative things done. This disruption did bring out the best from our associates who worked many long hours to lessen the impact of the ransomware attack on our customers, our associates and the Company.

Second, was the announcement by Invista that the STAINMASTER brand was being sold to Lowe’s. The actions taken by Invista since this announcement have made it clear to us that they will not continue to be a fiber supplier. They continue to raise prices dramatically which ensures products made from Invista fiber are no longer competitive
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The Dixie Group Reports 2021 Results

March 10, 2022

in the market place and we are in the process of replacing all Invista fiber as quickly as possible. These actions by Invista negatively impacted our margins and profitability in the fourth quarter and will continue to impact us until we complete the conversion to other suppliers in the second quarter.

The third major event was the announcement that we had entered into an agreement in principle for the sale of our commercial business which represented about 15% of our sales. The sale of this business was completed in the third quarter. The sale did not include any facilities which we retained for expansion of our residential footprint. Our Atmore facility is already converted to a residential facility for yarn processing and carpet manufacturing. In a time of very tight labor supply, we are able to utilize this facility and the associates to service our expanding residential retail business. The Saraland facility will be used to service our TRUCOR® hard surface brand. Our TRUCOR® luxury vinyl and wood programs have continued to grow dramatically in 2021.

At the same time, there are issues which we and all businesses need to overcome. Despite the Federal Reserve’s comments, inflation is here and impacts all of us. We, like everyone else in the industry, must deal with the cost and availability of raw materials, severe labor shortages and transportation issues. Our new raw material sourcing plan will be implemented during the first half of 2022. The movement of residential products into our Atmore facility will provide additional worker availability and the domestic sourcing of hard surface will help us deal with transportation issues." Frierson concluded.

Our net sales remained strong in the fourth quarter at 18% ahead of the same period in the prior year. Order entry also remained strong and was favorable in comparison to the prior year. For the full year 2021, our net sales increased by 36% over the COVID impacted year of 2020, outpacing the flooring industry market. Our success in 2021 came despite the adversity of a ransomware attack, the sale of the STAINMASTER® brand and significant cost increases in raw materials and ocean freight. We executed multiple price increases in the second half of 2021 to offset the rising costs of raw materials, freight and labor. We have focused on identifying and securing additional sources of nylon fiber supply to protect ourselves and our customers from being exposed to excessive price increases and uncertainty of supply when being tied too closely to one provider.

In the fourth quarter of 2021, we unveiled a new strategy for our decorative segment branding with the announcement of 1866 by Masland and Décor by Fabrica. We have curated 30 styles for our launch of these programs at the winter markets in 2022. This represents a shift in strategy for our wool and decorative products, focusing on imported goods constructed with hand tufted, hand loomed, wire wilton and face to face woven products. We are also excited about the diversification of our hard surface portfolio. One example of this is TRUCOR® Tymbr, a 9.5” wide & 72” long laminate product with excellent water resistance up to 72 hours, stunning visuals, and an AC6 scratch resistance rating. TRUCOR® Tymbr will compete in the high end of the laminate category. Another example is Dwellings by Dixie Home, an engineered wood program which hits mainstream price points and offers beautiful colors and finishes in white oak and hickory.

Our gross profit margins were negatively impacted by the higher cost of materials and labor and the resulting impact on our LIFO reserve in 2021. Despite these factors, the gross margin for the full year of 2021 was 22.6% of net sales compared with 22.9% in the fiscal year 2020. Selling and general administrative expenses increased by $9.8 million in 2021 as compared to 2020 but were lower as a percent of net sales, 19.9% as compared to 23.2%. The higher selling and administrative expense in 2021 was partially the result of higher year over year investment in samples, marketing and travel after the COVID impacted year of 2020. Interest expense was $1.1 million lower in
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The Dixie Group Reports 2021 Results

March 10, 2022

2021 as compared to the fiscal year of 2020. This reduction in the expense for interest is the result of lowering and restructuring our debt.

Our receivables increased at fiscal year end 2021 as compared to the end of the fiscal year in 2020. The $7.4 million increase in net receivables was due to higher sales volume in 2021 as compared to 2020. Net inventories increased by $14.8 million year over year primarily due to higher material costs. Accounts payable and accrued expenses increased by $8.4 million over the prior year due to higher costs, particularly in raw materials. Our debt decreased by $1.1 million during the year. Our borrowing availability under our line of credit at our senior lending facility at the end of the year was $37.6 million.

Dan Frierson added, "2021 was a challenging year in many respects but we approach the New Year with great optimism. Our associates rose to the occasion when ransomware hit and continued to deal with Covid-19 related issues. We finished the year with sales up 36% and a strong balance sheet and improved profitability. In 2021, we continued to gain market share due to the dedication and hard work of our associates and the support of our retail customers. The sale of our commercial business allows us to focus on the residential business which plays to our greatest strengths."

Our sales for the first 10 weeks of the first quarter are up high single digits versus the same period in 2021. The industry implemented a price increase in January and has announced another increase for the second quarter. The movement away from Invista fiber should bring our margins to a more normal level.

A listen-only Internet simulcast and replay of The Dixie Group's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com. The simulcast will begin at approximately 2:00 p.m. Eastern Time on March 10, 2022. A replay will be available approximately two hours later and will continue for approximately 7 days. If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (877) 407-0989 and entering 13726614 at least 10 minutes before the appointed time. A digital replay of the call will be available for approximately two weeks after the call by dialing (877) 660-6853 and entering 13726614. The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential customers through the Fabrica International, Masland Carpets, TRUCOR and Dixie Home brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports 2021 Results

March 10, 2022
All financial statements, including prior year amounts, have been adjusted to report discontinued operations.

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Year Ended
	December 25, 2021	December 26, 2020 (As Adjusted)	December 25, 2021	December 26, 2020 (As Adjusted)

NET SALES	$89,225	$75,515	$341,247	$250,869
Cost of sales	76,335	55,953	263,992	193,538
GROSS PROFIT	12,890	19,562	77,255	57,331
Selling and administrative expenses	17,098	15,900	67,926	58,175
Other operating (income) expense, net	(832)	55	(927)	(108)
Facility consolidation and severance expenses, net	72	1,967	255	3,752
OPERATING INCOME (LOSS)	(3,448)	1,640	10,001	(4,488)
Interest expense	993	1,599	4,742	5,803
Other (income) expense, net	—	593	1	678
Income (loss) from continuing operations before taxes	(4,441)	(552)	5,258	(10,969)
Income tax provision (benefit)	(492)	(398)	105	(1,146)
Income (loss) from continuing operations	(3,949)	(154)	5,153	(9,823)
Income (loss) from discontinued operations, net of tax	(2,189)	(163)	(3,537)	615
NET INCOME (LOSS)	$(6,138)	$(317)	$1,616	$(9,208)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.26)	$(0.01)	$0.33	$(0.64)
Discontinued operations	(0.14)	(0.01)	(0.23)	0.04
Net income (loss)	$(0.40)	$(0.02)	$0.10	$(0.60)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.26)	$(0.01)	$0.32	$(0.64)
Discontinued operations	(0.14)	(0.01)	(0.23)	0.04
Net income (loss)	$(0.40)	$(0.02)	$0.09	$(0.60)

Weighted-average shares outstanding:
Basic	15,127	15,242	15,114	15,316
Diluted	15,127	15,242	15,250	15,436

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The Dixie Group Reports 2021 Results

March 10, 2022

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	December 25, 2021	December 26, 2020 (As Adjusted)
ASSETS
Current Assets
Cash and cash equivalents	$1,471	$1,920
Receivables, net	40,291	32,902
Inventories, net	82,739	67,900
Prepaid expenses	9,925	7,979
Current assets held for discontinued operations	5,991	23,464
Total Current Assets	140,417	134,165

Property, Plant and Equipment, Net	48,658	52,905
Operating Lease Right-Of-Use Assets	22,534	21,151
Other Assets	21,138	16,975
Long-Term Assets Held for Discontinued Operations	2,752	8,506
TOTAL ASSETS	$235,499	$233,702

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$16,748	$15,106
Accrued expenses	26,214	19,483
Current portion of long-term debt	3,361	6,116
Current portion of operating lease liabilities	2,528	3,089
Current liabilities held for discontinued operations	5,362	11,502
Total Current Liabilities	54,213	55,296

Long-Term Debt	73,701	72,041
Operating Lease Liabilities	20,692	18,630
Other Long-Term Liabilities	16,030	17,636
Long-Term Liabilities Held for Discontinued Operations	4,488	6,308
Stockholders' Equity	66,375	63,791
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$235,499	$233,702

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